Exhibit 10.5

June 7, 2013

Mr. James R. Nowodworski

Dear Jim:

It is my pleasure to extend the following offer of employment to you on behalf of Respect Your Universe, Inc. (“RYU”).

Title: Chief Financial Officer

Reporting Relationship: The position will report to: Craig Brod, Ph.D.

Job Description and Goals or Objectives: Financial Management of Company to be specified in an employment agreement.

Base Salary: $150,000 on an annual basis, subject to deductions for taxes and other withholdings as required by law or the policies of RYU.

Deferred Compensation: $30,000 payable annually on January 31, subject to deductions for taxes and other withholdings as required by law or the policies of RYU.  For 2013, the amount will be prorated to $15,000 and payable on January 31, 2014.

Variable Compensation: You will be eligible for a short term bonus plan beginning with the 2014 year, with a target payout of 30% of bonus and expected to be paid in early 2015.  For 2013, there will be no short term bonus plan available.

Stock Options: An option to purchase 450,000 shares of RYU common stock, vested over three years in yearly cliffs, to be approved and issued by RYU’s board of directors, dates to be determined, with an exercise price equal to the closing market price on the OTCQB (ticker: RYUN) on such date, issued pursuant to the RYU 2013 Stock Option Plan.  Additional options will be made available on a performance basis at the discretion of the board and in keeping with company policy.

Benefits: The standard company health and dental insurance coverage are generally supplied per company policy.  Eligibility for other benefits will generally take place per company policy.  Employee contribution to payment for benefit plans is determined annually.  RYU’s current benefits package is under review for improvement, will be 100% employer paid, and will be part of your early job tasks.  This review of RYU’s benefits package will include consideration and evaluation of 401k and ESPP plans.

Vacation and Personal Emergency Time Off: Accrue based on three weeks of paid vacation/sick leave per year; prorated for 2013.  Increased paid time off based on company policy and years of service.

Mr. James R. Nowodworski
June 7, 2013

Expenses and Technology:  Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.  RYU will provide you with a computer, iphone, and other tools of your choice, necessary to perform your job responsibilities.

Start Date: July 23, 2013

Employment agreement: Your employment with RYU shall be governed by contract and specific contract terms will be determined in a subsequent employment agreement.  This agreement will be based upon a 3 year term, include severance pay of 9 months on base plus deferred compensation.

You acknowledge that this offer letter represents the entire agreement between you and RYU and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon RYU.

If you are in agreement with the above outline, please sign below. This offer is in effect for three business days.

Signatures:

RESPECT YOUR UNIVERSE, INC.

/s/ Craig Brod
Craig Brod, Ph.D.
Chief Executive Officer

6/10/13
Date

/s/ James R. Nowodworski
James R. Nowodworski

6-7-13
Date